Exhibit 15.3

HYDROCARBON PRODUCTION BY GEOGRAPHIC AREA

The following table sets forth our production of crude oil, natural gas, synthetic oil and synthetic gas by geographic area in 2024, 2023 and 2022:

	2024 (1)					2023(1)					2022 (1)
	Oil + NGL (mbbl) (6)	Synth. Oil + NGL (mbbl) (5)(7)	Nat. Gas (mmcf) (2)	Synth. Gas (mmcf) (2)(5)	Total (mboe)	Oil + NGL (mbbl) (6)	Synth. Oil + NGL (mbbl) (5)(7)	Nat. Gas (mmcf) (2)	Synth. Gas (mmcf) (2)(5)	Total (mboe)	Oil + NGL (mbbl) (6)	Synth. Oil + NGL (mbbl) (5)(7)	Nat. Gas (mmcf) (2)	Synth. Gas (mmcf) (2)(5)	Total (mboe)
Brazil	787,784	-	341,172	-	848,548	814,462	-	364,486	-	879,379	781,253	753	373,017	306	848,497

Búzios field (3)(9)	207,417	-	48,381	-	216,034	200,306	-	31,577	-	205,930	189,419	-	23,192	-	193,549
Other	580,367	-	292,791	-	632,515	614,156	-	332,909	-	673,449	591,834	753	349,825	306	654,948
International:		-		-			-		-			-		-
South America (outside of Brazil) (8)	844	-	48,778	-	9,532	889	-	50,710	-	9,921	994	-	54,721	-	10,740
North America	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Total International	844	-	48,778	-	9,532	889		50,710		9,921	994		54,721		10,740

Total consolidated production	788,628	-	389,950	-	858,080	815,351	-	415,196	-	889,300	782,247	753	427,738	306	859,237
				-
Equity method investees (4):
South America (outside of Brazil)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
North America	2,584	-	1,107	-	2,781	2,528	-	1,169	-	2,736	3,043	-	1,321	-	3,279
Africa	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-

Worldwide production	791,212	-	391,058	-	860,861	817,879	-	416,365	-	892,036	785,290	753	429,059	306	862,515

(1)	Apparent differences in the sum of the numbers are due to rounding.
(2)	Natural gas production figures are the production volumes of natural gas available for sale, excluding flared and reinjected gas and gas consumed in operations.
(3)	The Búzios field is separately included as it contains more than 15 % of our total proved reserves.
(4)	Equity-accounted investees.
(5)	We produced synthetic oil and synthetic gas from oil shale deposits in São Mateus do Sul, in the Paraná Basin of Brazil.
(6)	Oil production includes production from EWT and NGL.
(7)	Conversion rate for gas is 1 boe = 5,614.65 cf.
(8)	Production in Argentina is non-conventional and was formerly reported as Synthetic Oil/Gas. Non-conventional oil production in Argentina is 297 mbbl (2024), 299 mbbl (2023), and 270 mbbl (2022). Gas production in Argentina is 20,090 mmcf (2024), 20,390 mmcf (2023) and 19,585 mmcf (2022).